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                                                                    EXHIBIT 99.1


                                      For further information contact:
                                      Neal H. Sanders (781) 302-2439
                                      For release: October 1, 2001 at 10:00 a.m.

             RVSI NAMES JOHN J. CONNOLLY AS CHIEF FINANCIAL OFFICER

CANTON, MASSACHUSETTS - October 1, 2001 - Robotic Vision Systems, Inc.
(RVSI)(NASDAQ: ROBV) today said John J. Connolly has been named Vice President and Chief Financial Officer.

     Mr. Connolly, 44, has previously served as CFO at Davox Corporation and Unisphere Networks, Inc. He has also held key financial and operational management positions at Instrumentation Laboratory and Iris Graphics, Inc.

     "John Connolly brings significant experience in the financial management of technology enterprises, as well as a broad understanding and a record of achievement in helping companies adapt in a time of rapid change," said Pat V. Costa, Chairman and CEO of RVSI. "He has previously demonstrated a mastery of the kinds of skills that will aid us in weathering the current downturn in the semiconductor capital equipment industry, as well as to help us prepare for the coming upturn in our served markets. John has previously helped companies such as Davox streamline their business processes in ways that lead directly to higher profitability and returns on investment."

     "I'm pleased to be joining a company with an established market leadership and a broad technology base," Mr. Connolly said. "I believe RVSI is at a point in its business cycle when the implementation of positive changes can bring tremendous rewards as revenues improve. I believe RVSI is very well positioned to capitalize on its core technologies, and I look forward to becoming part of an established senior management team."

     Mr. Connolly holds a BS in Accounting from Bentley College, Waltham, Massachusetts; and an MBA from Babson College, Wellesley, Massachusetts.

     He replaces Frank D. Edwards, who has resigned. Upon accepting his resignation, Mr. Costa said, "I want to thank Frank Edwards for his contributions to RVSI and wish him well in his future endeavors."

ABOUT RVSI

     Robotic Vision Systems, Inc. (RVSI)(NASDAQ: ROBV) has the most comprehensive line of machine vision systems available today. Headquartered in Canton, Massachusetts, with offices worldwide, RVSI is the world leader in vision-based semiconductor inspection and media transfer equipment. Using leading-edge technology, RVSI joins vision-enabled process equipment, high-performance optics, lighting, and advanced hardware and software to assure product quality, identify and track parts, control manufacturing processes, and ultimately enhance profits for companies worldwide. Currently serving the semiconductor, electronics, automotive, aerospace, pharmaceutical and packaging industries, RVSI holds approximately 100 patents in a broad range of technologies. For more information visit www.rvsi.com or call (800) 669-5234.


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FORWARD LOOKING STATEMENTS

     Except for the historical information herein, certain matters discussed in this release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to: the historical cyclical nature of the semiconductor industry, risks in products and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, both here and abroad, timely development and release of new products, strategic suppliers and customers, the effect of the company's accounting policies and other risk factors detailed in the Company's most recent registration statement, annual report on Form 10-K and 10K/A, and other filings with the Securities and Exchange Commission.